Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ASCENT SOLAR TECHNOLOGIES, INC.

Ascent Solar Technologies, Inc., a Delaware corporation, hereby certifies as follows:
FIRST:  The first sentence of Article 4 of the Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on October 26, 2005, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, filed with the Delaware Secretary of State on October 28, 2011, is hereby further amended and restated in its entirety to read as follows:
“The total number of shares of all classes of stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of common stock, having a par value of $0.0001 per share, and twenty-five million (25,000,000) shares of preferred stock, having a par value of $0.0001 per share.”
SECOND:  The foregoing amendment has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 7th day of February, 2014.

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ William M. Gregorak
Name: William M. Gregorak
Title: Vice President and Chief Financial Officer